Exhibit 99.1
International Headquarters
7150 Mississauga Road
Mississauga, Ontario L5N 8M5
Phone: 905.286.3000
Fax: 905.286.3050
Contact Information:
Laurie W. Little
949-461-6002
laurie.little@valeant.com
VALEANT PHARMACEUTICALS REPORTS
2010 THIRD QUARTER FINANCIAL RESULTS
•	Legacy Biovail 2010 Third Quarter Revenue of $208.3 million

•	Legacy Valeant 2010 Partial Third Quarter Revenue of $259.2 million, Third Quarter product shipments cut-off early across all markets (3 – 13 days)

•	Strong Operating Cash Flow from Legacy Biovail of $110.9 million in the Third Quarter

•	Integration Execution Ahead of Schedule

•	Board Approves $1.5 Billion Securities Repurchase Program
     Mississauga, Ontario — November 4, 2010 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) announces third quarter financial results for 2010. The merger of Biovail Corporation (Legacy Biovail) and Valeant Pharmaceuticals International (Legacy Valeant) was completed on September 28, 2010. Accordingly, as required under generally accepted accounting principles, the reported third quarter results reflect the full third quarter financial results of Legacy Biovail and only 3 days’ results for Legacy Valeant. The reported revenue included no contribution from Legacy Valeant; as an administrative accommodation, shipping for Legacy Valeant was cut-off in advance of the merger date. These financial statements also reflect the recognition of the assets and liabilities of Legacy Valeant acquired under the merger at their fair values.
     “The Legacy Biovail financial results for the quarter, from my perspective, were disappointing,” said J. Michael Pearson, chief executive officer. “The Legacy Valeant business continues to perform well. With one month behind us as a new company, I am pleased with the combined operating performance of our new company and the many new commercial initiatives underway. In the fourth quarter, we expect to generate approximately $500 million in revenue and $200 million in adjusted non-GAAP cash flows from operations, despite the anticipated loss of over $20 million of 4th quarter revenues from the impact of the entry of an authorized generic of Diastat, reduced ribavirin royalties and the elimination of both the Biovail R&D revenues and the GSK alliance payment. More important, with the merger now complete, we have already made the hard decisions about products, people, facilities and development programs, and have begun to put the combined company on a path to sustainable growth and strong cash flow generation.”
Revenue for Legacy Biovail
          Total reported revenue was $208.3 million in the third quarter of 2010 as compared to $212.5 million in the third quarter of 2009, a decrease of 2%.
          Product sales were $201.4 million in the third quarter of 2010, as compared to $204.3 million in the third quarter of 2009, a decrease of 1%. This decline was primarily due to decreased product sales for Wellbutrin XL®, Ultram® ER, Cardizem® LA and Generics, partially offset by increases in Xenazine®, Biovail Pharmaceuticals Canada and the Legacy portfolio.
          Research and development (R&D) revenue was $0.5 million in the third quarter of 2010 as compared to $3.4 million in the third quarter of 2009. This decrease is attributable to the divestiture of Biovail’s contract research division (CRD) to Lambda Therapeutic Research Inc. in July 2010.
Operating Expenses for Legacy Biovail
          The Company’s cost of goods sold increased 23% to $62.1 million in the third quarter of 2010 as compared to $50.7 million in the third quarter of 2009, primarily reflecting the increased supply price in effect for Zovirax® and increased sales of lower-margin Xenazine®.
          Selling, General and Administrative expenses increased 34% in the third quarter of 2010 to $60.2 million as compared to $44.8 million in the third quarter of 2009, primarily due to the inclusion of a non-cash $20.1 million charge, reflecting the valuation of replacement share-based awards arising from the merger transaction.
          Research and development expenses in the quarter of $14.3 million reflect a decrease of 38% or $8.9 million as compared to the third quarter of 2009. Included in the third quarter of 2009 was an IPR&D charge of $8.1 million related to the fipamezole acquisition.
Merger Related Costs & Expenses
     The Company recorded $28.0 million of merger-related transaction costs in the third quarter.
     Restructuring charges of $95.9 million were recorded in the quarter, virtually all of which arise from the merger and are primarily employee termination costs. The Company estimates it will incur costs of between $135 million and $180 million (of which the non-cash component, including share-based compensation, is expected to be approximately $55 million) in connection with the integration and cost-rationalization activities associated with the merger.
          The tax provision in the quarter ended September 30, 2010 of $60 million was impacted by a number of merger-related items and by the provision for legal settlements in jurisdictions with lower tax rates or where a full valuation allowance exists against available tax loss carryfowards.

Net Loss and Cash Flow from Operating Activities
     The Company reported a net loss of $207.9 million for the third quarter of 2010, or a loss of $1.27 per diluted share, as compared to net income of $40.4 million, or $0.25 per diluted share, for the third quarter of 2009.
     Cash flow from operating activities was $110.9 million in the quarter, as compared to $89.2 million for the third quarter of 2009.
     The Company has determined that the provision of a Cash EPS number in the third quarter is not useful given the significant impact of the merger on both earnings and the fully-diluted share computation.
Legacy Valeant Revenues
     Legacy Valeant revenues were $259.2 million for the partial third quarter of 2010 as compared to $220.3 million in the full third quarter of 2009, an increase of 18%. The partial third quarter of 2010 reflected a significant decrease from Diastat due to the impact of an authorized generic entering the market on September 1, 2010. Excluding Diastat, product sales increased 26%. It is also important to note that product sales only reflected a partial quarter given the decision to stop shipment of all products three to thirteen days prior to the quarter end.
Integration
     Significant progress has been made on the integration of Legacy Biovail and Legacy Valeant. Following a disciplined review of the Company’s pipeline assets, which focused on strategic and financial hurdles, the decision was made to terminate a number of these projects. The affected counterparties have all been notified. The estimated costs to terminate these arrangements (approximately $15 — $20 million in total) are included in our estimated restructuring costs. As these decisions were reached after the quarter end, none of the termination costs are reflected in the current quarter. We expect spending on all these terminated projects to be completed by the end of the first quarter of 2011.
     As committed, by October 15, 2010 all our employees had been notified as to their status with the ongoing Company. Approximately 500 jobs were eliminated and the majority of those terminated will be leaving by December 31, 2010. We are in the process of vacating several facilities, including Aliso Viejo, CA, Bridgewater, NJ, Carolina, PR, Chantilly, VA, Fort Worth, TX, Lawrenceville, NJ, and Redwood City, CA.

2010 Guidance
     Due to the recently completed merger, the Company will not be issuing full year guidance for 2010. For the fourth quarter of 2010, the Company is expecting approximately $500 million in total revenue and approximately $200 million in adjusted non-GAAP cash flows from operations. The Company expects to be in a position to provide financial guidance for 2011 in January of 2011.
Conference Call and Webcast Information
     The Company will host a conference call and a live Internet webcast along with a slide presentation today at 8:00 a.m. EDT (5:00 a.m. PDT), November 4, 2010 to discuss its third quarter financial results for 2010. The dial-in number to participate on this call is (877) 295-5743, confirmation code 18324045. International callers should dial (973) 200-3961, confirmation code 18324045. A replay will be available approximately two hours following the conclusion of the conference call through November 11, 2010 and can be accessed by dialing (800) 642-1687, or (706) 645-9291, confirmation code 18324045. The live webcast of the conference call may be accessed through the investor relations section of the Company’s corporate website at www.valeant.com.
About Valeant
     Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops and markets a broad range of pharmaceutical products primarily in the areas of neurology, dermatology and branded generics. More information about Valeant can be found at www.valeant.com.
Forward-looking Statements
     This press release may contain forward-looking statements, including, but not limited to, statements regarding our performance and growth in 2010, anticipated fourth quarter revenues and adjusted cash flows from operations and the expected integration of Legacy Biovail and Legacy Valeant, including spending on Legacy Biovail R&D projects and the departure of employees from the combined company. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the company’s most recent annual or quarterly report filed with the Securities and Exchange Commission (“SEC”) and risks and uncertainties relating to the proposed merger, as detailed from time to time in Valeant’s filings with the SEC and the Canadian Securities Administrators (“CSA”),

which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
Note on Guidance
     The guidance contained in this press release is only effective as of the date given, November 4, 2010, and will not be updated or confirmed until the Company publicly announces updated or affirmed guidance.
Non-GAAP Financial Measures
     The company has provided guidance with respect to adjusted non-GAAP cash flow from operations, which is a non-GAAP financial measure that represents adjusted non-GAAP cash flow from operation. The company has not provided a reconciliation of this forward-looking non-GAAP financial measure due to the difficulty in forecasting and quantifying the exact amount of the items excluded from the non-GAAP financial measure that will be included in the comparable GAAP financial measure.
Financial Tables follow.
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VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(All dollar amounts are expressed in thousands of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
REVENUE

Product sales	$201,372	$204,291	$644,650	$557,400
Research and development	455	3,392	6,096	10,362
Royalty and other	6,440	4,840	15,927	11,615

	208,267	212,523	666,673	579,377

EXPENSES
Cost of goods sold (exclusive of amortization of intangible assets shown separately below)	62,142	50,669	184,947	145,566
Research and development	14,298	23,202	118,443	82,422
Selling, general and administrative	60,187	44,774	148,794	137,516
Amortization of intangible assets	35,499	33,121	102,098	70,402
Restructuring costs and other costs	95,916	2,413	99,410	15,128
Acquisition-related costs	28,037	—	35,614	5,596
Legal settlements	38,500	—	38,500	241

	334,579	154,179	727,806	456,871

Operating income (loss)	(126,312)	58,344	(61,133)	122,506
Interest income	126	238	548	823
Interest expense	(11,218)	(10,998)	(30,997)	(14,850)
Write-down of deferred financing charges	(5,774)	—	(5,774)	(537)
Foreign exchange gain	301	197	345	918
Loss on auction rate securities	(5,005)	(385)	(5,552)	(4,709)
Gain on disposal of investments	—	466	—	804
Gain on auction rate security settlement	—	—	—	22,000

Income (loss) before provision for income taxes	(147,882)	47,862	(102,563)	126,955
Provision for income taxes	60,000	7,500	74,500	23,500

Net income (loss)	$(207,882)	$40,362	$(177,063)	$103,455

Basic and diluted earnings (loss) per share	$(1.27)	$0.25	$(1.11)	$0.65

Weighted-average number of common shares outstanding (000s)
Basic	163,295	158,231	160,082	158,225
Diluted	163,295	158,652	160,082	158,418

Cash dividends declared per share	$0.095	$0.090	$0.280	$0.555

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(All dollar amounts are expressed in thousands of U.S. dollars)
(Unaudited)

	At	At
	September 30	December 31
	2010	2009
ASSETS
Cash, cash equivalents and marketable securities	$598,245	$124,029
Other current assets	702,203	226,611

	1,300,448	350,640
Marketable securities	3,645	11,516
Property, plant and equipment, net	280,161	103,848
Intangible assets, net	6,470,596	1,335,222
Goodwill	2,963,947	100,294
Deferred tax assets, net of valuation allowance	88,646	132,800
Other long-term assets, net	28,460	32,724

	$11,135,903	$2,067,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$845,922	$256,906
Long-term liabilities	4,940,317	455,766
Shareholders’ equity	5,349,664	1,354,372

	$11,135,903	$2,067,044

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All dollar amounts are expressed in thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(207,882)	$40,362	$(177,063)	$103,455
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42,338	43,293	122,619	102,447
Amortization of deferred revenue	(4,775)	(5,300)	(14,326)	(15,901)
Amortization of discounts on long-term obligations	2,712	2,682	8,350	3,246
Amortization and write-down of deferred financing costs	6,854	1,228	9,498	2,326
Acquired in-process research and development	—	8,126	61,245	38,540
Deferred income taxes	59,500	3,800	64,500	12,000
Payment of accrued legal settlements	—	(24,648)	(5,950)	(30,806)
Addition to accrued legal settlements	38,500	—	38,500	241
Share-based compensation	68,284	1,126	71,836	4,217
Impairment charges	5,405	385	5,952	12,392
Gain on disposal of investments	—	(466)	—	(804)
Other	(346)	(89)	(1,022)	80
Changes in operating assets and liabilities	100,334	18,698	80,451	1,817

Net cash provided by operating activities	110,924	89,197	264,590	233,250
Net cash provided by (used in) investing activities	315,367	(4,514)	262,135	(748,309)
Net cash provided by (used in) financing activities	(10,590)	(89,214)	(48,794)	245,475
Effect of exchange rate changes on cash and cash equivalents	387	1,019	260	1,443

Net increase (decrease) in cash and cash equivalents	416,088	(3,512)	478,191	(268,141)
Cash and cash equivalents, beginning of period	176,566	52,918	114,463	317,547

Cash and cash equivalents, end of period	$592,654	$49,406	$592,654	$49,406